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                                                                   EXHIBIT 10.21

                              EMPLOYMENT AGREEMENT

          THIS AGREEMENT is entered into as of the 8th day of August, 2001 by and between Protection One Alarm Monitoring, Inc., a Delaware corporation (the "Company"), and Mack Sands ("Executive").

                               W I T N E S S E T H

          WHEREAS, the Board (as defined in Section 1(a)) has determined that it is in the best interests of the Company and its stockholders to secure Executive's services; and

          WHEREAS, the Board has authorized the Company to enter into this Agreement;

          NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, the Company and Executive hereby agree as follows:

          1. DEFINITIONS. As used in this Agreement, the following terms shall have the respective meanings set forth below:

             (a) "Board" means the Board of Directors of the Company.

             (b) "Cause" means (i) Executive's conviction of a felony or crime involving moral turpitude, (ii) Executive's commission of a willful act of fraud or dishonesty with respect to the Company or any of its Subsidiaries or affiliated entities that materially and adversely affects the Company or any of its Subsidiaries or affiliated entities, (iii) Executive's willful misconduct or gross negligence with respect to the Company or any of its Subsidiaries or affiliated entities, (iv) Executive's material breach of this Agreement, other than by reason of physical or mental illness, injury or condition, that is not cured within 14 days after delivery of written notice thereof to Executive, (v) Executive's substantial and repeated failure to perform material duties reasonably demanded by the Company, other than by reason of physical or mental illness, injury or condition, that is not cured within 14 days after delivery of written notice thereof to Executive, or (vi) Executive's breach of his fiduciary responsibilities

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     to the Company, any of its Subsidiaries or affiliated entities or their respective shareholders.

             (c) "Change in Control" means the occurrence of any one of the following events:

                   (i) individuals who, on the date of this Agreement, constitute the Board of Directors of Protection One, Inc. (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board of Directors of Protection One, Inc., provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board of Directors of Protection One, Inc. (either by a specific vote or by approval of the proxy statement of Protection One, Inc. in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; PROVIDED, however, that no individual initially elected or nominated as a director of Protection One, Inc. as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board of Directors of Protection One, Inc. shall be deemed to be an Incumbent Director; PROVIDED, FURTHER, that if any individual is appointed to the Board of Directors of Protection One, Inc. with the consent of Westar at such time as Westar is the direct or indirect beneficial owner or has direct or indirect control over the voting of 40% or more of the voting securities of Protection One, Inc., that individual shall be deemed to be an Incumbent Director;

                   (ii) any "person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange

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          Act), directly or indirectly, of securities of Protection One, Inc.
          representing more than 40% of the combined voting power of the then outstanding securities of Protection One, Inc. eligible to vote for the election of the Board of Directors of Protection One, Inc. (the "P-One Voting Securities"); PROVIDED, HOWEVER, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by Protection One, Inc., Westar, or any of their subsidiaries, (B) by any employee benefit plan (or related trust) sponsored or maintained by Protection One, Inc., Westar, or any of their subsidiaries, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction (as defined in paragraph (iii)), (E) pursuant to any acquisition by Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive), or (F) any event in which Westar continues to be directly or indirectly the beneficial owner of a greater number of shares of Protection One, Inc. than that held by any person as a result of the event described in this paragraph (ii) or has the right to direct the vote of a greater number of voting securities for directors (or the equivalent) of Protection One, Inc. than any person as a result of the event described in this paragraph (ii);

                   (iii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or Protection One, Inc. (a "Business Combination"), unless immediately following such Business Combination: (A) more than 40% of the total voting power of (x) the corporation resulting from such Business Combination (the "Surviving Corporation"), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors (or the equivalent) of the Surviving Corporation (the "Parent Corporation"), is represented by P-One Voting Securities that

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          were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such P-One, Inc. Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such P-One Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no person (other than Westar or any employee benefit plan (or related trust) sponsored or maintained by Westar, the Surviving Corporation or the Parent Corporation) is or becomes the beneficial owner, directly or indirectly, of more than 40% or more of the total voting power of the outstanding voting securities eligible to elect directors (or the equivalent) of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation); and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the approval by the Board of Directors of Protection One, Inc. of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in
          (A), (B) and (C) above shall be deemed to be a "Non-Qualifying Transaction");

                   (iv) the stockholders of Protection One, Inc. approve a plan of complete liquidation or dissolution of Protection One, Inc. or consummation of a sale of all or substantially all of the assets of Protection One, Inc.; or

                   (v) a "Change in Control" as that term is defined in this Agreement occurs at Westar Industries, Inc. (treating Westar Industries, Inc. as if it were Protection One, Inc. for purposes of such definition), provided that any spin-off, split-off or other distribution of Westar Industries, Inc. shall not be a Change in Control.

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             (d) "Date of Termination" means (i) if Executive's employment is to be terminated for Disability, 30 days after Notice of Termination is given (provided that Executive shall not have returned to the performance of Executive's duties on a full-time basis during such 30 day period); (ii) if Executive's employment is to be terminated by the Company for Cause, the date specified in the Notice of Termination; (iii) if Executive's employment is to be terminated by the Company for any reason other than Cause or Disability, the date specified in the Notice of Termination, which shall be 90 days after the Notice of Termination is given, unless an earlier date has been expressly agreed to by Executive in writing; (iv) if Executive's employment terminates by reason of death, the date of death of Executive; or (v) if Executive's employment is terminated by Executive, the date specified in Executive's Notice of Termination, but not more than 30 days after the Notice of Termination is given, unless expressly agreed to by the Company in writing.

             (e) "Disability" means termination of Executive's employment by the Company due to Executive's failure to substantially perform his duties with the Company on a full-time basis for at least one hundred twenty
     (120)consecutive days as a result of Executive's incapacity due to physical or mental illness, unless within 30 days after Notice of Termination is given to Executive following such absence Executive shall have returned to the full-time performance of Executive's duties.

             (f) "Non-Qualifying Termination" means a termination of Executive's employment prior to the end of the Term of this Agreement under any circumstances not qualifying as a Qualifying Termination, including without limitation any termination by the Company for Cause, any termination by Executive other than upon the date of a Change in Control, or any termination on account of death or Disability.

             (g) "Notice of Termination" means a written notice of termination of employment given by one party to the other party pursuant to Section 15(b).

             (h) "Qualifying Termination" means a termination of Executive's employment prior to the end of the Term of this Agreement (i) by the Company other

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     than for Cause or (ii) upon the date of a Change in Control. Termination of
     Executive's employment on account of death or Disability shall not be treated as a Qualifying Termination.

             (i) "Subsidiary" means any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities or interests of such corporation or other entity entitled to vote generally in the election of directors or in which the Company has the right to receive 50% or more of the distribution or profits or 50% or more of the assets upon liquidation or dissolution.

             (j) "Westar" means Westar Industries, Inc., a Kansas corporation, or any parent entity, or any of their majority owned subsidiaries.

          2. EMPLOYMENT AND DUTIES.

             (a) TERM OF EMPLOYMENT. The Company agrees to employ Executive, and Executive agrees to enter into employment with the Company, in accordance with the terms and provisions of this Agreement beginning on the Start Date (as defined in Section 3) and for the remainder of the Term of this Agreement, unless such employment is sooner terminated by the Company or Executive in a Qualifying Termination or Non-Qualifying Termination.

             (b) DUTIES. During the period of Executive's employment under this Agreement, Executive shall serve as Executive Vice President and Chief Operating Officer of the Company. Executive shall devote Executive's full business time and attention to the affairs of the Company and his duties as its Executive Vice President and Chief Operating Officer. Executive shall have such duties as are appropriate to Executive's position as Executive Vice President and Chief Operating Officer, and shall have such authority as required to enable Executive to perform these duties. Consistent with the foregoing, Executive shall comply with all reasonable instructions of the Board of Directors and the Chief Executive Officer of the Company. Executive shall report directly to the Chief Executive Officer of the Company.

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             (c) LOCATION. Executive shall be based at the Company's offices in
     Wichita, Kansas. Executive acknowledges that he will be expected to travel from time to time to the Company's headquarters and to branch operations and to make such other trips as may be necessary in furtherance of his duties herewith.

          3. TERM OF AGREEMENT. This Agreement shall continue for a period of three (3) years from August 27, 2001 (the "Start Date"); provided, however, that Executive's employment under this Agreement (and his obligation to perform services) may terminate prior to the expiration of the Term as set forth in this Agreement and certain obligations and benefits shall survive the expiration of the Term as set forth in Section 18.

          4. BASE SALARY AND BENEFITS.

             (a) BASE SALARY. During the period of Executive's employment under this Agreement, the Company shall pay Executive an annual base salary at an annual rate equal to no less than $300,000, which shall be reviewed annually by the Compensation Committee of the Board for the purpose of considering increases thereof. Executive's base salary shall be paid in accordance with the standard practices for other senior corporate executives of the Company.

             (b) SIGNING BONUS. The Company shall pay Executive a signing bonus in the amount of $150,000 within ten (10) days after the Start Date. In addition, Executive shall be entitled to an additional bonus in the amount of $50,000 payable on the first anniversary of the Start Date if he continues in employment with the Company through such first anniversary.

             (c) INCENTIVE BONUSES. Beginning with calendar year 2002, Executive shall be eligible to receive annually or otherwise any bonus awards, whether payable in cash, shares of common stock of the Company or otherwise, which the Company, the Compensation Committee of the Board or such other authorized committee of the Board determines to award or grant under the Company's Short Term Incentive Plan or any other bonus or incentive plan of the Company.

             (d) STOCK OPTIONS. There shall be granted to Executive on the Start Date, pursuant to action of the Compensation Committee of the Board of Directors of

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     Protection One, Inc., an option under the Protection One, Inc. 1997
     Long-Term Incentive Plan (the "LTIP") to purchase 500,000 shares of the common stock of Protection One, Inc. at an exercise price per share equal to the closing price of the common stock of Protection One, Inc. as quoted on the New York Stock Exchange on the date of this Agreement. Such option shall become exercisable as follows: (i) 1/3 on the first anniversary of the date of grant if Executive is employed by the Company on that anniversary date, (ii) an additional 1/3 on the second anniversary of the date of grant if Executive is employed by the Company on that anniversary date, and (iii) the remaining 1/3 on the third anniversary of the date of grant if Executive's employment has not terminated prior to the last day of the Term of this Agreement, provided, however, that the exercisability of such option shall be accelerated in the event a Change in Control of Protection One, Inc. occurs during the Term of this Agreement. Such option shall have a term of 10 years from the date of grant, subject to earlier termination in the event of termination of Executive's employment.

             (e) BENEFIT PROGRAMS. During the period of Executive's employment under this Agreement, Executive shall be eligible to participate in all employee benefit plans and programs of the Company from time to time in effect for the benefit of senior executives of the Company (subject to meeting generally applicable participation requirements under the applicable plan or program), including, but not limited to, 401(k) plans, group life insurance, hospitalization and surgical and major medical coverages, paid time off, employee stock purchase plans, car allowances, vacations and holidays, long-term disability, and such other benefits as are or may be made available from time to time to senior executives of the Company. If Executive elects COBRA continuation coverage under a prior employer's medical plan for the period prior to his becoming eligible to participate in the Company's medical plan, the Company shall reimburse Executive for the lesser of: (i) the amount payable by Executive for such COBRA continuation coverage or (ii) the amount of the premiums that the Company would have paid (net of any required employee contributions) for the benefits Executive would have received under the Company's medical plan if Executive had been covered by the Company's medical plan. The paid time off available to Executive under the Company's

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     paid time off policy shall in no event be less than 20 days per annum.

             (f) BUSINESS EXPENSES AND PERQUISITES. Executive shall be reimbursed for all reasonable expenses incurred by Executive in connection with the conduct of the business of the Company, provided Executive properly accounts therefor in accordance with the Company's policies. During the period of Executive's employment under this Agreement, Executive shall also be entitled to such other perquisites as are customary for senior executives of the Company.

             (g) OFFICE AND SERVICES FURNISHED. During the period of Executive's employment under this Agreement, the Company shall provide Executive with office space, secretarial assistance and such other facilities and services as shall be suitable to Executive's position and adequate for the performance of Executive's duties hereunder.

             (h) TEMPORARY HOUSING, CAR. During the first 6 months of Executive's employment under this Agreement, the Company will reimburse Executive for the costs of temporary housing for himself and his immediate family in Wichita, Kansas but not in excess of $1,000 per month. In addition, during the period of Executive's employment under this Agreement, the Company will make available to Executive a Company car for his use in Wichita, Kansas.

          5. PAYMENTS UPON TERMINATION OF EMPLOYMENT.

             (a) QUALIFYING TERMINATION. If the employment of Executive shall terminate pursuant to a Qualifying Termination, then:

                   (i) the Company shall provide to Executive his base salary as described in Section 4(a) of this Agreement for the balance of the Term of this Agreement at the times such salary would have been payable if his employment had not terminated; and

                   (ii) the Company shall continue for the balance of the Term of this Agreement to provide Executive (and Executive's dependents, if applicable) with the same level of medical

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          benefits upon substantially the same terms and conditions as Executive would have been entitled to receive if he had continued in employment; PROVIDED, THAT, if Executive cannot continue to participate in the Company medical plans, the Company shall otherwise provide such benefits on the same basis as if continued participation had been permitted. Notwithstanding the foregoing, in the event Executive becomes reemployed with another employer and becomes eligible to receive medical benefits from such employer, the benefits described herein shall be secondary to such benefits during the period of Executive's eligibility, but only to the extent that the Company reimburses Executive for any increased cost and provides any additional benefits necessary to give Executive the benefits provided hereunder.

     Executive shall not be entitled to participate in the Company's Short Term Incentive Plan or in any other employee benefit plan or receive any other compensation or benefits except as set forth in (i) or (ii) above following such Qualifying Termination.

             (b) NON-QUALIFYING TERMINATION. If during the Term of this Agreement the employment of Executive shall terminate in a Non-Qualifying Termination, then the Company shall pay to Executive within ten (10) days following the Date of Termination, a lump-sum cash amount equal to the sum of (1) Executive's base salary through the Date of Termination and (2) any accrued vacation pay and accumulated sick leave, in each case to the extent not theretofore paid. Executive shall not be entitled to participate in any employee benefit plan or receive any compensation or benefits except as set forth in (1) and (2) above following such Non-Qualifying Termination.

          6. NON-COMPETITION. Executive hereby acknowledges that the services which he will perform for the Company are of a special and unique nature, and that the Company would find it extremely difficult or impossible to replace Executive. Accordingly, Executive agrees that, in consideration of this Agreement and the payments to be received by him hereunder, from and after the date hereof through the period during which Executive continues to be employed by the Company and following termination of Executive's employment for any reason until the

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later of (i) the second anniversary of such termination of employment or (ii)
the last day through which base salary is payable to Executive pursuant to
Section 5(a)(i) or 5(b), whichever is applicable (the "Non-Competition Period"), Executive shall not, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, lender, consultant or otherwise ("Participate" or a "Participation") with any Competitor (as hereinafter defined), except with the Company's prior written consent. For purposes of this Agreement, the term "Competitor" shall mean ADT Security Services or SimplexGrinnel (or any subsidiary of Tyco that provides monitored security services), Brinks Home Security, Inc., Honeywell Inc. and their respective subsidiaries, affiliates and successors. Nothing in this paragraph shall prohibit Executive from owning for investment purposes an aggregate of up to 3% of the publicly traded securities of any corporation listed on the New York or American Stock Exchange or whose securities are quoted on the NASDAQ National Market. Notwithstanding anything which may be to the contrary herein, Executive shall not be required to cease Participation in any business or organization which begins to compete with the Company subsequent to the time when Executive commences such Participation, provided that such business or organization began to compete with the Company through no action, assistance, or plan of Executive.

          It is the desire and intent of the parties that the provisions of this
Section 6 shall be enforced under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 6 is adjudicated to be invalid or unenforceable or shall for any reason be held to be excessively broad as to duration, geographic scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with applicable law and such provision shall be deemed modified and amended to the extent necessary to render such provision enforceable in such jurisdiction.

          If Executive challenges the enforceability of the provisions of this
Section 6 in whole or in part as to any Competitors, Executive shall, immediately upon such challenge, forfeit any right to any payments and benefits under Section 5(a) that he has not already received.

          7. CONFIDENTIAL INFORMATION. Executive acknowledges that: (i) the business of the Company and its Subsidiaries and affiliates is intensely competitive and that Executive's

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engagement by the Company requires that Executive have access to and knowledge of confidential information of the Company and its Subsidiaries and affiliates, including, but not limited to, the identify of customers, the identity of the representatives of customers with whom the Company and its Subsidiaries and affiliates have dealt, the kinds of services provided by the Company and its Subsidiaries and affiliates to customers and offered to be performed for potential customers, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective customers, pricing information, information concerning the creation, acquisition or disposition of products and services, customer maintenance listings, computer software applications and other programs, personnel information and other trade secrets (the "Confidential Information"); (ii) the direct or indirect disclosure of such Confidential Information to existing or potential competitors of the Company and its Subsidiaries and affiliates would place the Company and its Subsidiaries and affiliates at a competitive disadvantage and would do damage, monetary or otherwise, to the business of the Company and its Subsidiaries and affiliates; and (iii) the engaging by Executive in any of the activities prohibited by this
Section 7 may constitute improper appropriation and/or use of such information and trade secrets. Notwithstanding the foregoing, Confidential Information shall not include information which (x) is or becomes part of the public domain through a source other than Executive, (y) is or becomes available to Executive from a source independent of the Company and its Subsidiaries and affiliates, or
(z) constitutes general industry knowledge possessed by Executive by virtue of Executive's employment with the Company. Executive expressly acknowledges the trade secret status of the Confidential Information and that the Confidential Information constitutes a protectable business interest of the Company and its Subsidiaries and affiliates. Accordingly, the Company and Executive agree as follows:

             (a) During the Non-Competition Period, Executive shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, make known, disclose, furnish, make available or use any of the Confidential Information, other than in the proper performance of the duties contemplated herein or as required by law or by a court of competent jurisdiction or other administrative or legislative body; provided, however, that prior to disclosing any of the Confidential Information to a court or other administrative or legislative body, Executive

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     shall promptly notify the Company so that the Company may seek a protective order or other appropriate remedy.

             (b) Executive agrees to return all Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Company at anytime upon request of the Chairman of the Board of the Company and upon the termination of Executive's employment for any reason.

          8. NONSOLICITATION. During the Non-Competition Period, Executive shall not, directly or indirectly, solicit, interfere with, hire, offer to hire or induce any person who is an employee of the Company or any of its Subsidiaries or affiliates and whose salary is in excess of $50,000 to discontinue his or her relationship with the Company or any of its Subsidiaries or affiliates and accept employment by, or enter into a business relationship with, Executive or any other person or entity.

          9. ANTIDISPARAGEMENT.

             (a) Unless otherwise required by a court of competent jurisdiction, pursuant to any recognized subpoena power or by any applicable law, rule or regulation, Executive agrees and promises that Executive shall not make any oral or written statements or reveal any information to any person, company or agency which (i) is materially negative, disparaging or damaging to the name, reputation or business of the Company or any of its Subsidiaries or affiliates, or any of their shareholders, directors, officers or employees, or (ii) has or would have a negative financial impact, whether directly or indirectly, on the Company or any of its Subsidiaries and affiliates, or any of their shareholders, directors, officers or employees.

             (b) Unless otherwise required by a court of competent jurisdiction, pursuant to any recognized subpoena power or by any applicable law, rule or regulation, the Company agrees and promises that neither it nor any of its Subsidiaries and affiliates shall make any oral or written statements or reveal any information to any person, company or agency which (i) is materially negative, disparaging or damaging to the name, reputation or business of Executive or (ii) has or

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     would have a negative financial impact, whether directly or indirectly, on
     Executive.

          10. INJUNCTIVE RELIEF.

             (a) Executive acknowledges that a breach of the undertakings in Sections 6, 7, 8, or 9(a) of this Agreement would cause irreparable damage to the Company and its Subsidiaries and affiliates, the exact amount of which shall be difficult to ascertain, and that remedies at law for any such breach would be inadequate. Executive agrees that, if Executive breaches or attempts or threatens to breach any of the undertakings in Sections 6, 7, 8, or 9(a) of this Agreement, then the Company shall be entitled to injunctive relief without posting bond or other security, in addition to any other remedy or remedies available to the Company at law or in equity.

             (b) The Company acknowledges that a breach of the undertakings in
     Section 9(b) of this Agreement would cause irreparable damage to Executive, the exact amount of which shall be difficult to ascertain, and that remedies at law for any such breach would be inadequate. The Company agrees that, if the Company or any of its Subsidiaries or affiliates breaches or attempts or threatens to breach any of the undertakings in Section 9(b) of this Agreement, then Executive shall be entitled to injunctive relief, without posting bond or other security, in addition to any other remedy or remedies available to Executive at law or in equity.

          11. WITHHOLDING TAXES. The Company may withhold from all payments due to Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

          12. DIRECTORS AND OFFICERS INSURANCE. The Company shall take all steps necessary to ensure that Executive is covered under any directors and officers liability insurance policy in effect from time to time for current and former directors and officers of the Company.

          13. SCOPE OF AGREEMENT. Nothing in this Agreement shall be deemed to entitle Executive to continued employment with the Company or its Subsidiaries or shall require Executive to continue the employment relationship against his wishes;

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PROVIDED, HOWEVER, that any termination of Executive's employment during the
Term of this Agreement shall be subject to all of the provisions of this Agreement as provided in Section 18.

          14. SUCCESSORS; BINDING AGREEMENT. (a) This Agreement shall not be terminated by any sale, merger or other business combination. In the event of any such sale, merger or other business combination, the provisions of this Agreement shall be binding upon the surviving corporation, and such surviving corporation shall be treated as the Company hereunder.

          (b) This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive shall die while any amounts would be payable to Executive hereunder had Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by Executive to receive such amounts or, if no person is so appointed, to Executive's estate.

          15. NOTICE. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five (5) days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed as follows:

          If to the Executive:

           Mack Sands

          If to the Company:
           Protection One Alarm Monitoring, Inc.
           818 S. Kansas Avenue
           Topeka, Kansas 66612
           Attention:  Chairman of the Board

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

          (b) A written notice of Executive's Date of Termination by the Company or Executive, as the case may be, to the

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other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated, and (iii) specify the Date of Termination. The failure by the Company to set forth in such notice any fact or circumstance which contributes to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing the Company's rights hereunder.

          16. FULL SETTLEMENT; RESOLUTION OF DISPUTES. The Company's obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall be in lieu and in full settlement of all other severance payments to Executive under any other severance or employment agreement between Executive and the Company, and any severance plan of the Company. In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement and except as otherwise provided in
Section 5(a)(ii), such amounts shall not be reduced whether or not Executive obtains other employment. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Topeka, Kansas by three arbitrators in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The arbitrators shall determine the allocation of the costs and expenses arising in connection with any arbitration proceeding pursuant to this Section based on the arbitrators' assessment of the merits of the positions of the parties.

          17. EMPLOYMENT WITH SUBSIDIARIES. Employment with the Company for purposes of this Agreement shall include employment with any Subsidiary.

          18. SURVIVAL. The respective obligations and benefits afforded to the Company and Executive as provided in Sections 5, 6, 7, 8, 9, 10, 11, 12, 14, 16, 19 and 21 shall survive the termination of this Agreement.

          19. GOVERNING LAW; VALIDITY. THE INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO THE PRINCIPLE OF CONFLICTS OF LAWS. THE INVALIDITY OR UNENFORCEABILITY OF ANY PROVISION OF THIS AGREEMENT SHALL NOT

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                                      -17-

AFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION OF THIS AGREEMENT, WHICH OTHER PROVISIONS SHALL REMAIN IN FULL FORCE AND EFFECT.

          20. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

          21. MISCELLANEOUS. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by Executive and by a duly authorized officer of the Company. No waiver by either party hereto at anytime of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement. Except as otherwise specifically provided herein, the rights of, and benefits payable to, Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by a duly authorized officer of the Company and Executive has executed this Agreement as of the day and year first above written.

                         PROTECTION ONE ALARM MONITORING, INC.

                         By: /s/ Richard Ginsburg
                             --------------------

/s/ Mack Sands
--------------
Mack Sands